EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

THIS AGREEMENT is entered into as of the 30th of December, 2010, by and between EQUINOX FUND MANAGEMENT, LLC (the “Adviser”) and EQUINOX FUNDS TRUST (the “Trust”), on behalf of Equinox Market Neutral Commodity Strategy Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, interest, extraordinary items, brokerage commissions, and “class-specific fees and expenses” (defined below), do not exceed the levels described below.  Class-specific fees and expenses are distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Trust.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction/Reimbursement.  The Adviser agrees that from the commencement of the operations of the Fund through January 28, 2012, it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, excluding taxes, any class-specific fees and expenses (such as Rule 12b-1 distribution fees, shareholder service fees, or transfer agency fees), interest, extraordinary items, “Acquired Fund fees and expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed, 1.26% (on an annual basis) of the Fund’s average daily net assets.

Fee Recovery. The Adviser shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts for a period of up to three (3) years from the year in which the Adviser reduced its compensation and/or assumed expenses for the Fund.

Term. This Agreement shall terminate on January 28, 2012 or at an earlier date upon the discretion of the Board of Trustees of the Trust upon 60 days written notice to the Adviser, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

Executed as of the date first set forth above.

EQUINOX FUND MANAGEMENT, LLC

By:

/s/ Robert J. Enck

Name:

Robert J. Enck

Title:

President & CEO

EQUINOX FUNDS TRUST, on behalf of the Fund

By:

/s/ Robert J. Enck

Name:

Robert J. Enck

Title:

President